Exhibit 23

Independent Auditors' Consent

The Board of Directors

First Financial Holdings, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-57855) on Form S-8 of First Financial Holdings, Inc. of our report dated October 24, 2002, with respect to the consolidated statements of financial condition of First Financial Holdings, Inc. and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002, annual report on Form 10-K of First Financial Holdings, Inc.

/s/  KPMG LLP

Greenville, South Carolina

December 26, 2002